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                                                                    EXHIBIT 11.1


                                  DYNAMEX INC.

                       CALCULATION OF EARNINGS PER SHARE
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                        YEAR ENDED JULY 31
                                                                   ----------------------------
                                                                    1994       1995       1996
                                                                   -------    -------    ------
Net income (loss)................................................  $(1,065)   $(1,625)   $  876
                                                                   =======    =======     =====
Weighted average common shares outstanding.......................      528        855     2,543
Common share equivalents related to options and warrants.........    1,163      1,163     1,189
                                                                   -------    -------     -----
Common share and common share equivalents........................    1,691      2,018     3,732
                                                                   =======    =======     =====
Common stock price used under treasury stock method..............  $  8.00    $  8.00    $ 8.00
                                                                   =======    =======     =====
Net income (loss) per common share...............................  $ (0.63)   $ (0.81)   $ 0.23
                                                                   =======    =======     =====

     The net income (loss) per share is based on the weighted average number of shares of Common Stock outstanding during the period, adjusted as follows: The Common Stock, warrants and options which were issued within one year prior to the initial public offering, have been included in the calculation of common stock equivalent shares outstanding (using the treasury stock method for options and warrants) as if they were outstanding since the Company's inception in accordance with the rules of the Securities and Exchange Commission. Warrants and options issued prior to the aforementioned twelve-month period have been excluded from the calculation of common and common equivalent shares outstanding because their effect is anti-dilutive.